Exhibit 10.1

BINDING TERM SHEET

This binding term sheet is entered into as of this 30th day of September, 2009 by and between Advanced Life Sciences Holdings, Inc., a Delaware corporation (“ADLS”) and Abbott Laboratories, an Illinois corporation (“Abbott”).

ADLS and Abbott agree to the following binding terms:

1.                                       Section 6.2(a)(i) of the License Agreement, as amended by the Amended and Restated Second Amendment to License Agreement (“Second Amendment”), shall be deleted in its entirety and replaced with the following:

“seventeen percent (17%) on Net Sales of up to $100,000,000; sixteen percent (16%) on Net Sales of $100,000,000.01 to $200,000,000; and fifteen percent (15%) on Net Sales of $200,000,000.01 and above, with respect to which, but for the license granted hereunder, the manufacture, use or sale of Product would infringe a Valid Claim in such country, and”

2.                                       The $ 30,000,000 milestone payment due Abbott from ALS upon United States Regulatory Approval of Compound A pursuant to Section 6.1 of the License Agreement shall be paid to Abbott as follows: (i) $ 20,000,000 within twenty (20) business days of Regulatory Approval; (ii) $ 5,000,000 six (6) months after receipt of Regulatory Approval; and (iii) $ 5,000,000 twelve (12) months after receipt of Regulatory Approval.

3.                                       Mutual Release

a.                                       In consideration for the terms outlined above, ADLS for itself, and its parents, subsidiaries, affiliates, predecessors, successors, and assigns waives, releases, and forever discharges (i) Abbott; (ii) Abbott’s parents, subsidiaries, affiliates, predecessors, successors, and assigns; and (iii) Abbott’s past, present, and future officers, directors, partners, members, employees, agents, and servants from any and all claims, duties, obligations, demands, actions, causes of action, debts, sums of money, suits, contracts, agreements, promises, damages, and liabilities, of whatever kind, nature, character, or description, whether in law or equity, whether arising in tort, contract, equity, or otherwise, whether presently known or unknown, and whether anticipated or unanticipated, which ADLS or its successors and assigns ever had or now have arising out of, in connection with, or relating in any way to the License Agreement, as amended, including all claims ADLS has or could have asserted in the arbitration currently pending before M. Scott Donahey captioned In the Matter of the Arbitration Between Advanced Life Sciences Holdings, Inc. and Abbott Laboratories, Case No. CH 03624.

b.                                      Abbott for itself, and its parents, subsidiaries, affiliates, predecessors, successors, and assigns waives, releases, and forever discharges (i) ADLS; (ii) ADLS’s parents, subsidiaries, affiliates, predecessors, successors, and assigns; and (iii) ADLS’s past, present, and future officers, directors, partners, members, employees, agents, and servants from any and all claims, duties, obligations, demands, actions, causes of action, debts, sums of money, suits, contracts, agreements, promises, damages, and liabilities, of whatever kind, nature, character, or description, whether in law or equity, whether arising in tort, contract, equity, or otherwise, whether presently known or unknown, and whether anticipated or unanticipated, which Abbott or its successors and assigns ever had or now have arising out of, in connection with, or relating in any way to the License Agreement, as amended.

c.                                       The consequences of the foregoing waiver and release provisions have been explained by each of the Parties’ respective counsel. Each of the Parties acknowledge it may hereafter discover facts different from, or in addition to, those which it now knows or believed to be true with respect to the matters released herein, and agrees that this Settlement Agreement and the release contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

4.                                       This term sheet is binding on the parties and specifically enforceable upon execution. The terms of this document shall be incorporated in a formal amendment to the Agreement between ADLS and Abbott. To the extent the parties are unable to reach agreement with respect to the language of the amendment, any disagreement shall be resolved by M. Scott Donahey to the extent he is willing to do so. Should Mr. Donahey be unwilling to resolve any dispute between the parties, Abbott and ALS shall select a neutral to resolve their dispute according to the process described in Exhibit C to the Agreement.

Advanced Life Sciences Holdings, Inc.,		Abbott Laboratories
By:	/s/ Michael T. Flavin	By:	/s/ Sean Murphy
Its	Chief Executive Officer	Its	Vice President of Business Development